Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS SECOND QUARTER EARNINGS,

ANNOUNCES 25% DIVIDEND INCREASE AND

TIGHTENS FULL YEAR GUIDANCE

Second Quarter Highlights (vs. Second Quarter 2004):

•	Earnings per share increased 13% to $.59 per share

•	Sales increased 10% to $525.6 million

•	Operating profit increased 8% to $54.9 million

•	Operating profit margin was 10.4%

First Half Highlights (vs. First Half 2004):

•	Earnings per share increased 13% to $1.01 per share

•	Sales grew 11% to $1.0 billion

•	Operating profit increased 8% to $96.7 million

•	Operating profit margin was 9.4%

STAMFORD, CONNECTICUT – July 25, 2005 - Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports second quarter 2005 net income increased to $35.7 million, or $.59 per share, compared with net income of $31.2 million, or $.52 per share in the second quarter of 2004.

Second quarter 2005 sales increased $46.5 million, or 10%, including core business growth of $38.7 million (8%) and favorable foreign currency translation of $7.8 million (2%). Operating profit of $54.9 million rose 8% as compared with $50.8 million in the prior year quarter. Net miscellaneous income of $1.8 million in the second quarter was $1.7 million higher than in the prior year quarter due to increased joint venture income, gains and reduced expenses related to certain asset sales. Earnings per share includes a tax benefit of $.015 per share related to closure of certain tax issues that were subject to audit.

Order backlog at June 30, 2005 totaled $612.9 million, compared with backlog of $612.6 million at March 31, 2005 and $565.9 million at June 30, 2004.

“Second quarter results were solidly in line with the Company’s guidance of $.53 to $.63 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “We continued to experience improved market conditions across a significant portion of our businesses during the quarter. Notably, we realized margin improvements in every business segment versus the first quarter and improvements versus the prior year in four out of five segments. While the Aerospace and Electronics Segment results were unsatisfactory, we did see recovery from the first quarter in the Electronics Group and we expect to approach more normal results for both groups in the second half of the year.”

Cash Flow and Financial Position

During the second quarter of 2005, the Company generated free cash flow (cash flow from operating activities before asbestos-related payments and after capital expenditures) of $45.4 million compared with $31.3 million generated in the second quarter of 2004. Cash flow from operating activities (which includes $8.4 million of asbestos-related fees and costs, net of insurance recoveries) was $42.8 million in the second quarter of 2005, compared with $32.5 million (including $4.6 million of asbestos-related fees and costs) in the second quarter of 2004. During the second quarter of 2005, the Company invested $5.8 million in capital expenditures and paid $6.0 million in dividends to shareholders, equivalent to the second quarter of 2004. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.) Net debt to capital was 25.3% at June 30, 2005, compared with 27.1% at December 31, 2004 and 29.6% at June 30, 2004.

Dividend Increase

On July 25, 2005 the Company announced a 25% increase in its annual dividend to $.50 from $.40 per share, paid quarterly.

Segment Results

All comparisons below refer to the second quarter 2005 versus the second quarter 2004, unless otherwise specified.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2005	2004
Sales	$133.9	$126.4	$7.5	6%
Operating Profit	$18.3	$23.9	$(5.6)	(24%)
Profit Margin	13.6%	18.9%

The second quarter 2005 sales increase of $7.5 million reflected sales increases of $4.6 million in the Aerospace Group and $2.9 million in the Electronics Group. Operating margins declined sharply driven by a 13% decrease in the Aerospace Group and a 49% decrease in the Electronics Group operating profit.

Aerospace Group sales of $82.0 million increased $4.6 million, or 6%, from $77.4 million in the prior year. Sales increased on higher commercial and business jet OEM aircraft delivery rates and strong demand for the newly launched iMotion seat actuation system, offsetting lower aftermarket sales. Operating profit declined $2.1 million (13%) on unfavorable mix from strong demand for lower-margin OEM business, higher engineering spending for new products and program awards, provisions for product warranty and additional facility closure costs.

Electronics Group sales of $52.1 million increased $2.9 million compared with the prior year principally on continued increased demand for power solutions. Operating profit was 49%, or $3.5 million, lower than the prior year primarily due to the dilutive effect of loss and lower-margin contracts and operating inefficiencies, which the Company continues to aggressively address. While the results are unsatisfactory, there has been improvement, as expected, in operating profit margin from the first quarter 2005 and the Company anticipates continued steady improvement throughout the year.

The Aerospace & Electronics Segment backlog was $370.9 million at June 30, 2005, compared with $367.5 million at March 31, 2005 and $353.1 million at June 30, 2004.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2005	2004
Sales	$79.2	$74.3	$4.9	7%
Operating Profit	$18.3	$15.8	$2.5	16%
Profit Margin	23.1%	21.2%

The second quarter 2005 sales increase of $4.9 million, or 7%, reflected customer price increases and increased demand for fiberglass-reinforced panels in the transportation, industrial building and international markets, offsetting a slowdown in the recreational vehicle market. Operating profit margin improved to 23.1% primarily due to increased sales, manufacturing efficiency gains and stabilizing raw material costs in the quarter.

Merchandising Systems

	Second Quarter		Change
(dollars in millions)	2005	2004
Sales	$45.7	$42.6	$3.1	7%
Operating Profit	$4.1	$3.1	$1.0	30%
Profit Margin	8.9%	7.3%

The sales increase of $3.1 million, or 7%, included $2.4 million (5%) from core business growth, driven by several large vending machine orders to international accounts. Overall market conditions for vending machines remained mixed across various markets and demand for coin changing equipment in Europe was stable. Foreign currency translation was favorable by $.7 million (2%). Operating profit and margin continued to improve versus both the first quarter and prior year, reflecting overall productivity improvements and net efficiencies realized from second quarter 2004 severance actions in Europe.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2005	2004
Sales	$245.9	$217.9	$28.0	13%
Operating Profit	$20.0	$14.9	$5.1	34%
Profit Margin	8.1%	6.8%

The second quarter sales increase of $28.0 million, or 13%, included $21.2 million (10%) from core businesses and $6.8 million (3%) from favorable foreign currency translation. Operating profit and margin continued to improve both versus the first quarter and prior year on strengthening market demand, productivity improvements and customer price increases which are now largely offsetting higher raw material costs.

Valve Group sales of $132.7 million increased $16.8 million, or 15%, from the prior year. Excluding favorable foreign currency translation of $2.7 million, sales increased $14.1 million (12%) from increased market demand for industrial valves and strengthening pricing across all the valve product businesses. Operating profit increased 49% versus the prior year, reflecting higher sales, improved operating costs and favorable foreign currency impacts. Operating profit margin of 8% continued to improve from approximately 5% in the first quarter and 6% in the prior year.

Crane Ltd. sales of $36.6 million increased $8.0 million, or 28%, of which 25% was from higher sales across all major product lines with strength both domestically in the U.K. and for exports and 3% was from favorable foreign currency translation. Operating profit margin improved sharply to approximately 9%, from 6% in the first quarter and 1% in the prior year, primarily due to increased sales volume, improved manufacturing efficiencies and benefits of increased sourcing from low cost countries.

Crane Pumps & Systems sales of $24.6 million decreased $3.1 million, or 11%, reflecting product shortages from production disruptions caused by a plant consolidation, lower sales due to customer inventory reduction initiatives and lower government demand compared with the prior year. While showing improvement from approximately 2% in the first quarter, operating profit margin of approximately 6% was down from 14% in the prior year due to lower sales volume, unfavorable mix and the production disruptions.

Crane Supply sales of $40.9 million increased $7.3 million, or 22%, of which 10% was from favorable foreign currency translation and the remainder was from increased demand for core pipe, valve and fitting products, particularly in the commercial construction, industrial maintenance, repair and overhaul (“MRO”), mining and petrochemical markets. Operating profit margin was approximately 10%, up from 9% in the prior year, as price increases fully offset higher raw material costs.

Resistoflex-Industrial sales of $10.6 million increased $.4 million, or 4%. Customer price increases and strong MRO demand offset weak major project activity resulting from reduced capital spending in the pharmaceutical industry. Operating profit margin was approximately 9%, compared with 12% in the prior year.

The Fluid Handling Segment backlog was $201.8 million at June 30, 2005, compared with $200.6 million at March 31, 2005 and $172.1 million at June 30, 2004.

Controls

	Second Quarter		Change
(dollars in millions)	2005	2004
Sales	$21.0	$17.9	$3.1	17%
Operating Profit	$1.8	$1.2	$.6	47%
Profit Margin	8.7%	6.9%

Sales improvements were attributable to increased demand for products primarily in the oil and gas exploration, gas transmission and truck markets. Operating profit margin increased to 8.7% from 6.9% in the prior year.

Third Quarter and Full Year 2005 Guidance

Management expects earnings in the third quarter 2005 to be in the range of $.56 to $.64 per share, compared to $.56 per share before a non-cash asbestos and environmental charge, or a $3.48 loss per share as reported, in the third quarter 2004. The Company recorded a non-cash charge of $4.04 per share during the third quarter 2004 for the anticipated Master Settlement Agreement related to its asbestos liability, which was terminated in January 2005. On a full year basis, management is tightening its 2005 earnings per share guidance to $2.15 to $2.25, which is a $.05 increase in the bottom of the range, driven by strengthening market demand, realization of benefits from continuous productivity improvements and a generally improving balance between customer price increases and raw material cost. The aggressive efforts to implement corrective actions in the Electronics Group, begun in the first quarter 2005, are continuing and are expected to result in sequential margin improvement throughout the year.

Management is maintaining its guidance on free cash flow of $150 million, including capital expenditures of $25 million, for the full year. The Company estimates its operating activities in 2005 will generate $175 million before approximately $40 million to $60 million in payments of asbestos settlement and defense costs and related fees and expenses (offset to some degree by reimbursements from insurers and by tax benefits), reduced from the $50 million to $70 million previously estimated. Therefore, cash from operating activities is expected to be $115 million to $135 million. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the second quarter’s financial results on Tuesday, July 26th, 2005 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)